2mf Putnam Small Cap Value Fund
8/31/06 Semi Annual

Because of the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended August 31, 2006, Putnam Management has
assumed $15,991 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

74U1		Class A	25,763
		Class B	12,312
          Class C   2,355

74U2      Class M   407
          Class Y   2,534

74V1		Class A	17.73
		Class B	16.51
          Class C   16.54

74V2		Class M	17.02
          Class Y   18.06

Additional Information About Minimum Required Investment
Item 61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Additional Information About Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.